Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement of Tengjun Biotechnology Corp. (the “Company”) on Form S-1 Amendment No. 2 of our report dated March 30, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
October 25, 2022